UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) October 25, 2013
PEABODY ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	1-16463	13-4004153
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

701 Market Street, St. Louis, Missouri	63101-1826
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (314) 342-3400
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

As previously reported on October 10, 2013, Peabody Energy Corporation (“Peabody”) had reached a preliminary agreement with Patriot Coal Corporation (“Patriot”) and the United Mine Workers of America (“UMWA”) to resolve all issues related to Patriot’s bankruptcy. On October 25, 2013, the parties entered into a definitive Settlement Agreement (the “Agreement”).

Under the terms of the Agreement, Peabody would provide a total of $310 million, payable over four years through 2017, to partially fund the newly established Voluntary Employee Beneficiary Association (“VEBA”) and settle all Patriot and UMWA claims involving the Patriot bankruptcy.

As part of the settlement, Peabody’s obligations under the NBCWA Individual Employer Plan Liabilities Assumption Agreement dated October 22, 2007 (the “NBCWA Agreement”) among Patriot, Heritage Coal Company LLC (f/k/a Peabody Coal Company, LLC) (“Heritage”), Peabody and Peabody Holding Company LLC (“Peabody Holding”) would be deemed satisfied and that agreement terminated on the Effective Date (as defined in the Agreement).  As of September 30, 2013, Peabody had approximately $271 million recorded in accumulated postretirement healthcare benefit obligations to Patriot on account of Patriot retirees under the NBCWA Agreement. Approximately $72 million of actuarial losses and prior service costs related to the NBCWA Agreement obligations are included in "Accumulated other comprehensive loss (income)" as of September 30, 2013, which is currently being amortized to net periodic postretirement benefit cost.

As of September 30, 2013, Peabody had approximately $344 million in other accumulated postretirement healthcare benefit obligations to Patriot retirees under the Section 9711 Coal Act Liabilities Assumption Agreement, dated October 22, 2007, by and between Peabody Holding, Patriot and Peabody (the “Coal Act Liabilities Assumption Agreement”), and the Salaried Employee Liabilities Assumption Agreement, dated October 22, 2007, by and between Peabody Holding, Patriot, Heritage and Peabody (the “Salaried Assumption Agreement”). These obligations will continue.

As part of the settlement, Peabody also would provide approximately $140 million of credit support to Patriot, approximately $100 million of which would end after five years.  Approximately $56 million of this credit support relates to (a) Patriot’s Coal Act obligations that Peabody agreed to fund at the time of the Patriot spin-off pursuant to the Coal Act Liabilities Assumption Agreement and (b) Patriot’s Federal Black Lung obligations for which Peabody could be held responsible if Patriot fails to fund such obligations when they become due. In addition, the Coal Terminaling Agreement made effective as of May 3, 2011 by and among Peabody Terminals LLC, James River Coal Terminal, LLC and Patriot Coal Sales LLC would be extended through and including March 31, 2016, and Patriot Coal Sales LLC may choose to offset the DTA rate such that it would be reduced from $5.50 per ton to $1.75 per ton from October 1, 2013 through and including March 31, 2016.

The 2004 discovery and the adversary proceeding and related appeal in the Patriot bankruptcy case have been suspended pending the Effective Date. The appeal of the dismissal of the case captioned Lowe et al v. Peabody Holding Company, LLC, et al, Civil Action 2:12-dv-06925, is being held in abeyance pending the Effective Date.

As of the Effective Date, Patriot would assume (i) the agreements executed in connection with the Patriot spin-off, including Patriot’s indemnification obligations contained therein (subject to certain specified exceptions) and (ii) all other agreements entered into by Patriot and Peabody prior to the bankruptcy filing and not previously assumed, rejected, terminated or expired.

In connection with the settlement, Patriot, the UMWA, the UMWA employees and the UMWA retirees will release Peabody and its subsidiaries and affiliates and their current and former professionals, employees, advisors, officers, directors, insurers and agents (the “Peabody Released Parties”) from any and all Causes of Action (as defined in the Agreement), subject to certain limited exceptions relating to Claims (as defined in the Agreement) arising after the Petition Date (as defined in the Agreement) but prior to the Effective Date with respect to Ordinary Course Adjustments (as defined in the Agreement) or on account of obligations arising in the ordinary course of business under, and relating to the specific subject matter covered by, agreements between Peabody and Patriot. In addition, Patriot will include the Peabody Released Parties in any third-party release, exculpation and injunction provisions contained in the Patriot plan of reorganization to the extent permitted by law, and the UMWA has agreed that it will not object to any such releases.

The settlement is subject to, among other conditions, bankruptcy court approval and the effectiveness of Patriot’s plan of reorganization.

The foregoing summary is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by this reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1
Settlement Agreement entered into as of October 24, 2013, by and among Patriot Coal Corporation, on behalf of itself and its affiliates, Peabody Energy Corporation, on behalf of itself and its affiliates, and the United Mine Workers of America, on behalf of itself and the UMWA Employees and UMWA Retirees.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PEABODY ENERGY CORPORATION
October 30, 2013	By:	/s/ Kenneth L. Wagner
	Name:	Kenneth L. Wagner
	Title:	Vice President, Assistant General Counsel and Assistant Secretary

Exhibit Index

10.1
Settlement Agreement entered into as of October 24, 2013, by and among Patriot Coal Corporation, on behalf of itself and its and affiliates, Peabody Energy Corporation, on behalf of itself and its affiliates, and the United Mine Workers of America, on behalf of itself and the UMWA Employees and UMWA Retirees.

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